Exhibit 99.01


From:             DRYCLEAN USA, Inc.
                  290 NE 68th Street
                  Miami, FL  33138

                  Michael Steiner  (305) 754-4551
                  Venerando Indelicato  (813) 814-0722

                                                   RELEASE IMMEDIATELY

              DRYCLEAN USA, INC. REPORTS THIRD QUARTER RESULTS
              ------------------------------------------------

Miami, FL - May 14, 2003 - DRYCLEAN USA, Inc. (AMEX:DCU), today reported operating results for the nine and three month periods ended March 31, 2003.

Revenues from continuing operations for the nine months ended March 31, 2003 were $10,474,795 compared to $10,552,380 for the same period of last year. Net income increased to $305,757, or $.04 per diluted share, in the nine month period of fiscal 2003 from $262,604, or $.04 per diluted share, for the same period of fiscal 2002. For the third quarter of fiscal 2003 revenues from continuing operations decreased 9.9% to $3,193,157 from $3,542,692 from the same period of last year. Net income for the three month period decreased to $77,627, or $.01 per diluted share, in fiscal 2003 from $128,178, or $.02 per diluted share, in the same fiscal 2002 period.

"Revenues have been negatively impacted by the current sluggish economy in the United States, Latin America and the Caribbean," said Venerando Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc. Mr. Indelicato also noted that the Company recently hired a national sales manager to concentrate on expanding sales of the Company's Green-Jet(R) dry-wetcleaning machine(TM). "This hiring should enable us to better position our products to take full advantage of the opportunities we foresee as the economy improves," indicated Mr. Indelicato.

On May 7, 2003, the Company prepaid the remaining $533,000 balance of its term loan in full, becoming debt free. Mr. Indelicato indicated that the Company prepaid the loan, which had been payable in monthly installments through December, 2004, since management was confident that its revolving credit line and cash on hand would be sufficient to meet current operational needs.

DRYCLEAN USA, Inc. is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and licensed stores in the United States, the Caribbean and Latin America. Founded in 1960, its dry cleaning and laundry machinery division is also one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers.

                                       ###

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.


                          DRYCLEAN USA, Inc. (AMEX:DCU)

                      Consolidated Statements of Operations

                                                Nine months ended               Three months ended
                                                    March 31,                        March 31,
                                            2003              2002              2003             2002

Revenues                                $10,474,795       $10,552,380        $3,193,157       $3,542,692

Earnings before income taxes                442,969           562,218           129,379          318,486
Provision for income taxes                  177,188           224,886            51,752          127,394

Net earnings from
      continuing operations                 265,781           337,332            77,627          191,092
Net loss from discontinued
       operations                                             (74,728)                           (62,914)
Net gain on settlement of
      liabilities associated with
      discontinued operations                39,976

Net earnings                               $305,757          $262,604           $77,627         $128,178

Basic and diluted earnings per share:
     Continuing operations              $       .04       $       .05        $      .01       $      .03
     Discontinued operations                              $      (.01)                        $     (.01)
                                        -----------       -------------      ----------       -----------
     Net earnings per share             $       .04       $       .04        $      .01       $      .02

Weighted average shares outstanding
    basic and diluted                     6,996,450         6,333,334         6,996,450        6,996,450



                                       2